Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Christopher Abate
Redwood Trust, Inc.		Chief Financial Officer
Monday, February 23, 2015		(415) 384-3584

Mike McMahon
Investor Relations
(415) 384-3805

REDWOOD TRUST REPORTS FOURTH QUARTER 2014 RESULTS

MILL VALLEY, CA – February 23, 2015 – Redwood Trust, Inc. (NYSE:RWT) today reported net income for the fourth quarter of 2014 of $27 million, or $0.31 per fully diluted share. This compares to net income of $45 million, or $0.50 per fully diluted share, for the third quarter of 2014 and net income of $25 million, or $0.29 per fully diluted share, for the fourth quarter of 2013.

Redwood also reported estimated REIT taxable income of $16 million, or $0.19 per share, for the fourth quarter of 2014. This compares to estimated REIT taxable income of $18 million, or $0.21 per share, for the third quarter of 2014 and REIT taxable income of $16 million, or $0.20 per share, for the fourth quarter of 2013.

At December 31, 2014, Redwood reported a book value per share of $15.05, as compared to $15.21 at September 30, 2014, and $15.10 at December 31, 2013.

Additional information on Redwood’s business, financial results, and taxable income can be found in The Redwood Review, a quarterly publication available on Redwood’s website at www.redwoodtrust.com. In order to complete the formatting of its Annual Report on Form 10-K with eXtensible Business Reporting Language (XBRL) tags, Redwood plans to file this Annual Report with the Securities and Exchange Commission by Monday, March 2, 2015, and make it available on Redwood’s website.

Redwood will host an earnings call today, February 23, 2015, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its fourth quarter 2014 financial results. The number to dial in order to listen to the conference call is 1-888-244-2459 in the U.S. and Canada. International callers must dial 1-913-312-0975. Callers should reference call ID #8227877. A replay of the call will be available through midnight on March 9, 2015, and can be accessed by dialing 1-877-870-5176 in the U.S. and Canada or 1-858-384-5517 internationally and entering access code #8227877. Live audio of the conference call will also be accessible over the internet at www.redwoodtrust.com, where a link to the call will be posted on Redwood’s home page. To listen to the call over the internet, go to the Redwood website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood’s website following the call.

Cautionary Statement: This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of taxable income and the filing of our Annual Report on Form 10-K. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our most recent Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Fourth	Third	Second	First	Fourth
($ in millions, except share and per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
	2014	2014	2014	2014	2013

Interest income	$65	$63	$58	$55	$57
Interest expense	(24)	(23)	(21)	(19)	(20)

Net interest income	41	40	37	36	38
(Provision) reversal of provision for loan losses	(2)	2	—	(1)	(4)

Net interest income after provision	40	42	37	35	34
Noninterest income
Mortgage banking activities	11	18	6	(1)	17
MSR income	(9)	6	(2)	1	6
Other market valuation adjustments	4	(4)	(4)	(6)	1
Realized gains, net	5	9	1	1	2

Total noninterest income (loss), net	11	29	1	(5)	25
Operating expenses	(26)	(21)	(22)	(20)	(20)
Other income (expense)	—	2	—	—	(12)
Benefit from (provision for) income taxes	3	(5)	—	2	(2)

Net income	$27	$45	$16	$12	$25

Average diluted shares (thousands)	85,384	96,956	85,033	84,941	84,395
Diluted earnings per share	$0.31	$0.50	$0.18	$0.14	$0.29
Regular dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.28

(1)	Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)
($ in millions, except share and per share data)	Years Ended December 31,
	2014	2013

Interest income	$242	$226
Interest expense	(87)	(81)

Net interest income	155	145
Provision for loan losses	(1)	(5)

Net interest income after provision	154	140
Noninterest income
Mortgage banking activities	35	102
MSR income	(4)	20
Other market valuation adjustments	(10)	(6)
Realized gains, net	15	25

Total noninterest income, net	36	142
Operating expenses	(90)	(87)
Other income (expense)	2	(12)
Provision for income taxes	(1)	(11)

Net income	$101	$173

Average diluted shares (thousands)	85,099	93,695
Diluted earnings per share	$1.15	$1.94
Regular dividends declared per common share	$1.12	$1.12

(1)	Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec
($ in millions, except share and per share data)	2014	2014	2014	2014	2013

Residential loans	$3,399	$3,288	$2,724	$2,465	$2,166
Commercial loans	567	498	469	491	432
Real estate securities	1,379	1,395	1,845	1,743	1,683
Mortgage servicing rights	139	135	71	65	65
Cash and cash equivalents	270	150	157	150	173
Other assets	165	146	112	93	89

Total Assets	$5,919	$5,612	$5,379	$5,007	$4,609

Short-term debt	$1,794	$1,888	$1,718	$1,289	$863
Other liabilities	129	104	97	100	81
Asset-backed securities issued	1,545	1,656	1,768	1,854	1,943
Long-term debt	1,195	697	547	513	476

Total liabilities	4,663	4,345	4,130	3,756	3,363

Stockholders’ equity	1,256	1,267	1,249	1,251	1,246

Total Liabilities and Equity	$5,919	$5,612	$5,379	$5,007	$4,609

Shares outstanding at period end (thousands)	83,443	83,284	83,080	82,620	82,505
GAAP book value per share	$15.05	$15.21	$15.03	$15.14	$15.10

(1)	Certain totals may not foot due to rounding.

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